Sterling Capital Management LLC
Code of Ethics Policy

Business Unit		Approval Date
Sterling Capital Management LLC		June 28, 2024
Owner	Approver	Effective Date
Sterling Compliance and Risk	Sterling GRC Committee	July 1, 2024
Management

Printed copies are for reference only. Please refer to the electronic copy for the latest version.

1.	Scope	2
2.	Policy	2
	2.1. Code of Ethics	2
	2.1.a. Code of Ethics and Professional Conduct Standards	2
	2.1.b. Conflicts of Interest	3
	2.1.c. Certifications, Disclosures and Acknowledgement	5
	2.1.d. Confidential Information	6
	2.1.e. Protection and Proper use of Sterling Assets	6
	2.1.f. Document Integrity and Recordkeeping	6
	2.1.g. Reporting Violations	7
	2.1.h. Corrective Action	7
3.	Roles & Responsibilities	8
4.	Associated Documents & References	9
5.	Glossary	9
6.	Appendix	10

The information in this document is the property of Sterling Capital Management and is intended for the use of Sterling Capital Management teammates and authorized representatives. Any disclosure, copying or distribution or use by others, without the permission of Sterling Capital Management, is strictly prohibited.

1. Scope

Sterling’s Code of Ethics (Code) establishes a framework for Sterling Capital Management LLC (Sterling or the Firm) and Sterling Teammates (Teammates or Sterling Teammates) to comply with the rules and regulations for which Sterling is subject, including but not limited to, the Investment Advisers Act of 1940 (the Advisers Act) and the rules promulgated thereunder, and with fulfilling the fiduciary duty owed to Clients.

This Policy applies only to those Supervised Persons who have been designated as Access Persons or Investment Persons as described below. For those Supervised Persons who have not been designed as Access Persons or Investment Persons, please refer to SCM’s Supplemental Code of Ethics for Supervised Persons.

2. Policy

2.1. Code of Ethics

All Sterling Teammates are covered under Sterling’s Code and are required to comply with the Code. Additionally, all Teammates are required to comply with applicable securities laws, rules, and regulations applicable to the business in which they engage, including Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940. Teammates are required to report any violations, or suspected violations, of the Code to the Sterling Compliance and Risk Management (CRM) Team and/or a member of Sterling’s Senior Leadership Team (SLT).

The Code does not supplant the rules and regulations of governmental and regulatory bodies. If a law or regulation conflicts with the Code, Teammates must comply with the law or regulation. Teammates are responsible for understanding the legal and policy requirements that apply to their job responsibilities. Each Teammate is expected to be familiar with and comply with the firm -wide policies and procedures, as they apply to his or her business unit and, when in doubt, to seek advice from managers or other appropriate personnel.

2.1.a. Code of Ethics and Professional Conduct Standards

Teammates are required to comply with all laws, rules, and regulations applicable to Sterling’s business activities, and are subject to the following standards intended to provide guidance for handling a broad spectrum of matters. The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Teammates in their conduct. Consequently, every Teammate is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code to the attention of the Sterling CRM Team and/or a member of the SLT. In situations where there is uncertainty as to the intent or application of the Code, Teammates are advised to consult with their managers or other appropriate personnel.

The information in this document is the property of Sterling Capital Management and is intended for the use of Sterling Capital Management teammates and authorized representatives. Any disclosure, copying or distribution or use by others, without the permission of Sterling Capital Management, is strictly prohibited.

Teammates must:

●	Place the interest of Clients first;

●	Conduct all personal securities transactions in a manner consistent with this Code and associated policies of Sterling;

●	Avoid inappropriate conflicts of interest or any abuse of a position of trust and responsibility;

●	Refrain from taking inappropriate advantage of their position within the firm;

●	Ensure that Client information is kept confidential, including the identity of Clients’ security holdings, transactions, and other financial circumstances;

●	Ensure they maintain independence in the investment decision-making process;

●	Promote and adhere to relevant internal control standards and requirements; and

●	Act responsibly and professionally while on Sterling premises, while conducting Sterling business, or while representing Sterling at business or social functions.

Teammates must conduct themselves in accordance with this Code and avoid even the appearance of improper, unethical, or unprofessional behavior. The conduct of a Sterling Teammate reflects not only on the Teammate personally, but also Sterling. Any behavior on- or off-premises that negatively impacts the work environment or tarnishes the reputation of Sterling is not tolerated. Inappropriate behavior includes but is not limited to harassing or illegal acts; rude, insubordinate, threating, offensive or vulgar language and behavior; violence or threats of violence; or other behavior inconsistent with the professional and ethical standards of Sterling.

2.1.b. Conflicts of Interest

Sterling has a fiduciary relationship with certain Clients and, as such, has a duty to act in the best interest of those Clients and to make full and fair disclosure of potential conflicts of interest to those Clients. Inappropriate conflicts of interest should be avoided and identified conflicts should be appropriately managed. Conflicts of interest should be identified and appropriately addressed prior to accepting any new Client or executing transactions. A Teammate who becomes aware of a conflict or potential conflict of interest should immediately bring it to the attention of a manager and/or the Sterling CRM Team. Sterling maintains various policies that address common conflicts of interest and the associated mitigating controls, which includes:

2.1.b.i Outside Business Activities and Directorships

Conflicts of interest may arise when Teammates, or members of their family, receive improper personal benefits as a result of their position with Sterling. Potential conflicts of interest may also arise when Teammates work in some manner for a competitor, Client, or vendor, receive compensation or benefits from them or hold investments in them or their affiliates. As a mitigating control, Teammates are not permitted to work outside of Sterling or serve as a board member, whether the board is for profit or not-for-profit, unless approved in writing by their manager and the Sterling CRM Team. Please refer to the Outside Business Activities section of the SCM Compliance Program Policy for additional guidance.

The information in this document is the property of Sterling Capital Management and is intended for the use of Sterling Capital Management teammates and authorized representatives. Any disclosure, copying or distribution or use by others, without the permission of Sterling Capital Management, is strictly prohibited.

2.1.b.ii. Competing Business Ventures

Teammates are prohibited from taking for themselves or members of their family opportunities that are discovered using Sterling property, information, or their position with Sterling, without the consent of their manager and the Sterling CRM Team. Teammates may not use property, information, or their position with Sterling for improper personal gain, and Teammates may not compete with Sterling directly or indirectly. Teammates owe a duty to Sterling to advance the Firm’s interests when the opportunity to do so arises.

2.1.b.iii. Securities Transactions & Holdings

Teammates should exercise particular care in making purchases and sales of securities to avoid a conflict of interest with a Client or group of Clients. The following requirements also apply to family members in certain circumstances. It is the responsibility of Teammates to refrain from market activity that presents a conflict of interest with a Client or prospective Client. This includes, among other things, trading in anticipation of, parallel to, or immediately after a Client’s trade. All Teammates are prohibited from using Sterling’s internal research or planned investment activity inappropriately for their personal gain or the personal gain of their family members.

Any Teammate that infringes on a Client’s interest, whether done at Sterling or at another financial institution, or uses information about Clients’ securities positions or any other relevant information received as a result of employment or relationship with Sterling to make investment decisions, is in violation of the Code and may also constitute an illegal practice. Furthermore, Teammates must not:

●	Employ a device, scheme, or artifice to defraud a Client;

●	Make to a Client, or to Sterling, any untrue statement of material fact, or omit to state a material fact necessary in order to make a statement, considering the circumstances under which it is made, not misleading;

●	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client; or

●	Engage in any manipulative practice with respect to the Client or with respect to securities, including price manipulation.

Teammates are required to disclose all personal securities accounts where the Teammate has beneficial ownership of the personal securities, or an immediate family member has beneficial ownership of the personal securities. Teammates are required to submit account statements (paper or electronic), to Sterling at minimum on a quarterly basis (no later than thirty (30) days after quarter-end). The statements may be provided by the Teammate or directly by the broker-dealer. All Teammates are required to receive pre-approval for all securities transactions, including private placements, unless it is an Exempt Transaction. Additionally, all Teammates are responsible for adhering to the Personal Trading requirements as described in the SCM Compliance Program Policy.

The information in this document is the property of Sterling Capital Management and is intended for the use of Sterling Capital Management teammates and authorized representatives. Any disclosure, copying or distribution or use by others, without the permission of Sterling Capital Management, is strictly prohibited.

2.1.b.iv. Gifts and Entertainment

All Teammates are required to comply with the Gifts and Entertainment requirements as described in the SCM Compliance Program Policy which provides guidance regarding giving and receiving certain types of gifts, entertainment, and personal remuneration.

2.1.b.v. Interactions with Government Personnel, Political Activities and Lobbying

Many U.S. jurisdictions have “pay-to-play” laws limiting contributions made by government contractors to political candidates and parties. Teammates who wish to make political contributions to, or host events for, or on behalf of, U.S. state or local candidates or parties must seek pre-approval pursuant to the Political Contributions requirements as described in the SCM Compliance Program Policy. In addition, various anti-corruption and bribery statutes prohibit making improper payments, among other things, to others in order to obtain or retain business. Such prohibitions apply to Teammates as well as agents and consultants acting on behalf of Sterling, and cover payments to government officials as well as non-government officials such as Clients or prospects.

2.1.c. Certifications, Disclosures and Acknowledgement

Sterling is required to provide a copy of this Code, and any amendments, to all Teammates. All Teammates provide written acknowledgement of receipt of this Code, and any amendments. Additionally, Teammates periodically certify to their compliance with the Code and other related policies. Sterling requires Teammates to complete, in a timely manner, the following Code of Ethics-related certifications, disclosures and acknowledgements:

2.1.c.i Initial Compliance Certifications

All Teammates file an Initial Code of Ethics Certification with the Sterling CRM Team no later than 10 calendar days after a Teammate starts his/her employment with Sterling.

Those Teammates designated as Access or Investment Persons have additional reporting obligations which includes providing all holdings in reportable securities including (i) the title and ticker symbol or CUSIP of each security, type of security, number of shares and principal amount (if applicable) to include each reportable security in which the Teammate has any beneficial ownership, (ii) the name of any broker- dealer or bank with which the Teammate maintains an account in which any securities are held for the Teammate’s direct or indirect benefit, and (iii) the date the certification is submitted. Teammates may provide broker statements, dated within 45 days, in lieu of individually listing the securities in the certification.

2.1.c.ii Annual Acknowledgement of Code of Ethics Certification

The Annual Acknowledgement of Code of Ethics Certification is filed with the Sterling CRM Team and requires Teammates to certify they have: (i) read and understood all the provisions of the Code; (ii) recognized that they are subject to the Code; (iii) and complied with all requirements of the Code.

The information in this document is the property of Sterling Capital Management and is intended for the use of Sterling Capital Management teammates and authorized representatives. Any disclosure, copying or distribution or use by others, without the permission of Sterling Capital Management, is strictly prohibited.

2.1.c.iii Acknowledgements of Amendments

Amendments to the Code outside of the Annual Acknowledgement of Code of Ethics Certification requires Teammates to complete an Acknowledgment of Receipt of Amendment to Code of Ethics, which is filed with the Sterling CRM Team to acknowledge that the Teammate has (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

2.1.d. Confidential Information

Teammates may become aware of confidential information not generally available to the public concerning the business of Sterling, Clients, and prospects of Sterling, or other Teammates. Teammates are required to safeguard confidential information, personal information or Material Non-Public Information (MNPI) and ensure that such information is not used improperly or in a manner inconsistent with the specific purpose for which it was created or obtained. For instance, Teammates may use and disclose information regarding Clients and prospective Clients only for the purpose of meeting Sterling’s obligations to its Clients and prospective Clients. Teammates may work with, review, examine, inspect, have access to, or obtain such information only for the purpose of fulfilling their responsibilities to the Clients, prospective Clients, and Sterling, and Teammates should hold such information in strict confidence.

Confidential information, personal information or MNPI obtained as a result of a Teammate’s affiliation with Sterling is prohibited from being used for the purpose of furthering any private interest or as a means of obtaining any personal gain. Teammates may not disclose confidential information, personal information or MNPI to any third party without proper authorization. Teammates must comply with this obligation during and after their separation of employment from Sterling.

2.1.e. Protection and Proper use of Sterling Assets

Teammates have an obligation to protect Sterling’s assets, including confidential and proprietary information. Teammates must strive to protect Sterling’s assets and ensure their efficient and intended use. Proprietary information includes, but it not limited to, intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, Client lists (and contact information), designs, databases, records, salary information and any unpublished financial data and reports.

2.1.f. Document Integrity and Recordkeeping

Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Sterling requires true and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, Sterling is subject to extensive regulations regarding the way it maintains and retains its books and records. The integrity of the Firm’s books and records is essential for regulatory, legal, business and Client confidence.

The information in this document is the property of Sterling Capital Management and is intended for the use of Sterling Capital Management teammates and authorized representatives. Any disclosure, copying or distribution or use by others, without the permission of Sterling Capital Management, is strictly prohibited.

All Teammates responsible for preparing or maintaining any books, records and accounts for Sterling are required to create and maintain the records and reporting in a manner that conforms to applicable legal and regulatory requirements, as well as Sterling systems and internal controls.

Business records and communications can become public, and Teammates should be mindful and avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies in business records and in any form of communication. The principle applies equally to electronic communications, internal memos, and formal and informal communications.

All records must be retained or destroyed strictly in accordance with SCM Recordkeeping & Regulatory Filing Policy. Finally, in the event of litigation or governmental investigation, please consult with the Sterling CRM Team regarding any specific recordkeeping requirements or obligations.

2.1.g. Reporting Violations

This Policy provides a framework for reporting and investigating potential Code and other compliance policy violations and issuing any necessary corrective action. All Teammates must report any known or suspected violations of the Code or other compliance policies to the CRM Team by completing a Report Teammate Concern in ECM. Teammates may report violations of the Code or other compliance policy violations on an anonymous basis by completing an Incident Report in ECM. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Examples of violations that must be reported include, but are not limited to:

●	Noncompliance with applicable laws, rules, regulations, or Firm policies;

●	Fraud or illegal acts involving any aspect of the Firm’s business;

●	Material misstatements in regulatory filings, internal books and records, client records/ reports;

●	Activity that is harmful to Clients, including fund shareholders; and

●	deviations from required controls and procedures that safeguard clients and Firm.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code or other compliance policy violation. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

2.1.h. Corrective Action

Failure to comply with the Code or any other Sterling policy and procedure can expose Sterling and its Teammates to legal, regulatory, financial, operational and/or reputational risk. Upon discovering that a Teammate has not complied with the requirements of this Code, Sterling’s Chief Compliance Officer (CCO), or designee, and/or Sterling’s Chief Executive Officer (CEO) or the

The information in this document is the property of Sterling Capital Management and is intended for the use of Sterling Capital Management teammates and authorized representatives. Any disclosure, copying or distribution or use by others, without the permission of Sterling Capital Management, is strictly prohibited.

SLT may impose on that person an appropriate sanction, including, but not limited to a warning, disgorgement of profits, fine, suspension or termination of employment. If any disciplinary actions are taken, or sanctions are imposed, Sterling’s CCO, or designee, reports results to the Sterling Capital Management Governance, Risk & Compliance (GRC) Committee.

3. Roles & Responsibilities

The individuals, groups and teams listed below have responsibilities within this policy and each is responsible for reviewing, adhering to, and maintaining documentation in accordance with this policy and others noted within, if applicable.

Managers

An individual who has direct reports, who makes certain all subordinate Teammates adhere to the policy and associated standards and are responsible for complying with this policy. Managers are required to review and approve/reject their Teammates requests for outside business activities as well as conference and due diligence meetings. In addition, managers issue corrective actions as required to their assigned Teammates.

Sterling’s Governance, Risk & Compliance (GRC) Committee

The GRC Committee is charged with the oversight of Sterling’s risk governance and activities for identifying, assessing, controlling, measuring, monitoring, and reporting of risk. This responsibility includes reviewing and approving exceptions to Sterling’s Policies.

Sterling’s Chief Compliance Officer (CCO)

Sterling’s Chief Compliance Officer is responsible for Sterling’s overall compliance and risk management program including developing, implementing, and managing the program and the program’s policies and procedures.

Sterling’s Compliance & Risk Management (CRM) Team

The team of professionals responsible for ensuring Teammates comply with this Policy and any applicable regulations and other legislative guidance.

Sterling’s Senior Leadership Team

The Senior Leadership Team (SLT) is responsible for the day-to-day management of Sterling including the approval of exceptions to this Policy.

Teammate

Any person associated with and performs duties on behalf of Sterling. Teammates are responsible for complying with all requirements set forth in this Policy.

The information in this document is the property of Sterling Capital Management and is intended for the use of Sterling Capital Management teammates and authorized representatives. Any disclosure, copying or distribution or use by others, without the permission of Sterling Capital Management, is strictly prohibited.

4. Associated Documents & References

The following Sterling forms referenced in this Policy are in Sterling’s’ Employee Compliance Management (ECM) system:

●	Acknowledgements of Receipt of Amendments to Code of Ethics

●	Annual Acknowledgement of Code of Ethics Certification

●	Annual Holdings Certification

●	Conference & Due Diligence Review Form

●	Gift & Entertainment Disclosure

●	Initial Compliance Reports

●	Personal Securities Account Disclosure Form

●	Political Contribution Pre-Approval Request Form

●	Private Placement Preclearance Form

●	Quarterly Transaction Certification

●	Report Teammate Concern Form

The following policies and procedures are associated with this Policy:

●	SCM Business Sales Practices and Risk Policy

●	SCM Compliance Program Policy

●	SCM ERISA & Retirement Account Policy

●	SCM Recordkeeping & Regulatory Filing Policy

●	SCM Sales & Marketing Policy

●	SCM Teammate Code of Ethics Procedure

●	SCM Supplemental Code of Ethics for Supervised Persons

5. Glossary

Beneficial Ownership

Occurs when a person has the opportunity to profit directly or indirectly from a transaction. Teammates are presumed to have an indirect beneficial interest in accounts held by Family Members.

Client

Any person or entity with whom Sterling has engaged or sought to engage for the purposes of providing financial products or services.

Conflicts of Interest

A transaction that favors Sterling at the expense of Sterling’s Client or other parties related to a Client account. Also occurs when a Sterling interest or a Sterling Teammate’s personal interest

The information in this document is the property of Sterling Capital Management and is intended for the use of Sterling Capital Management teammates and authorized representatives. Any disclosure, copying or distribution or use by others, without the permission of Sterling Capital Management, is strictly prohibited.

interferes with, or appears to interfere with, the interest of the Client or other parties related to the Client account.

Family Members

Include immediate family members, including spouse, domestic partner, minor children, and others living in the same household, except for non-spouse/domestic partner household members who are not Primarily Supported by the Teammate.

Immediate Family Members

A Teammate’s spouse, domestic partner, parents, grandparents, in- laws, siblings, children, brother-in-law and sister-in-law, sons-in-law and daughter-in-law, and any other individual to whom primary support is provided.

Investment Advisers Act of 1940

Legislation passed in 1940 that, among other things, define the role and responsibilities of an investment adviser.

Material Non-Public Information (MNPI)

Means information that has not been publicly disclosed and which would be important to a reasonable investor in making a decision to purchase or sell a security or could reasonably be expected to affect the value of the securities of the company which is subject to the information.

Material Conflicts of Interest

Conflicts of Interest that:

●	Have the potential to pose significant risk to Sterling or to Sterling’s Clients or potential Clients;

●	Have not been previously identified and are not mitigated by existing controls;

●	Previously identified Conflicts that are now occurring or may potentially occur in a concerning way (e.g., new situations or with new groups of Clients, vendors, or other parties; in unanticipated patterns; with increased frequency or severity) or

●	Are not contemplated by Sterling’s existing control environment.

Sterling

Sterling Capital Management LLC

6. Appendix

N/A

The information in this document is the property of Sterling Capital Management and is intended for the use of Sterling Capital Management teammates and authorized representatives. Any disclosure, copying or distribution or use by others, without the permission of Sterling Capital Management, is strictly prohibited.